Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-180479, 333-138304, 333-147310, and 333-170756) on Form S-3 and (No. 333-134822 and 333-181680) on Form S-8 of Supertel Hospitality, Inc. of our report dated March 20, 2013, except as to the effects of the reclassification of seven properties to discontinued operations and the retroactive presentation of the one-for-eight reverse stock split described in Note 1, as to which the date is August 14, 2013, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation, which report appears in this Form 8-K of Supertel Hospitality, Inc.

(signed) KPMG LLP

Omaha, Nebraska

August 29, 2013